PROSPECTUS SUPPLEMENT NO. 7	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated April 23, 2002)	File No. 333-81252

$810,750,000

SUPERVALU INC.

Liquid Yield Option™ Notes due 2031
(Zero Coupon-Senior) and Common Stock
Issuable Upon Conversion of the LYONs

This prospectus supplement relates to the resale by the holders of our LYONs and the shares of our common stock issuable upon conversion of the LYONs.

You should read this prospectus supplement no. 7 together with the prior prospectus supplements and prospectus dated April 23, 2002, which are to be delivered with this prospectus supplement. The terms of the LYONs are set forth in the prospectus.

The table below sets forth additional and updated information concerning beneficial ownership of the LYONs and supplements and amends the table appearing under “Selling Securityholders” beginning on page 34 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling securityholder supersedes the information in the prospectus. We have prepared this table based on information given to us by the selling securityholder listed below prior to the date hereof.

Name	Principal Amount At Maturity of LYONs That May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Univar USA Inc. Retirement Plan (3)	$1,200,000	*	11,572	*

* Less than 1%

(1)
Assumes conversion of all of the holder’s LYONs at a conversion rate of 9.6434 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment as described under “Description Of LYONs – Conversion Rights” in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2)
Calculated based on 133,686,527 shares of common stock outstanding as of November 30, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s LYONs, but we did not assume conversion of any other holder’s LYONs.

(3)	Formerly registered as a selling securityholder under the name of Vopak USA Inc. Retirement Plan (f.k.a. Van Waters & Rogers, Inc. Retirement Plan).

Investing in the LYONs involves risks that are described in “Risk Factors Relating to the LYONs” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2002

™ Trademark of Merrill Lynch & Co., Inc.